Exhibit 10.10

Bank of the James

Salary Continuation Agreement

BANK OF THE JAMES

SALARY CONTINUATION AGREEMENT

This SALARY CONTINUATION AGREEMENT (this “Agreement”) is adopted this 27th day of January, 2013, by and between BANK OF THE JAMES, a state-chartered commercial bank located in Lynchburg, Virginia (the “Bank”), and MICHAEL A. SYREK (the “Executive”).

The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1“Account Value” means the amount shown on Schedule A under the heading Account Value. The parties expressly acknowledge that the Account Value may be different than the liability that should be accrued by the Bank, under Generally Accepted Accounting Principles, for the Bank's obligation to the Executive under this Agreement.

1.2“Beneficiary” means each designated person or entity, or the estate of the deceased Executive, entitled to any benefits upon the death of the Executive pursuant to Article 4.

1.3“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4“Board” means the Board of Directors of the Bank.

1.5“Change in Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Code Section 409A and regulations thereunder.

1.6“Code” means the Internal Revenue Code of 1986, as amended.

Bank of the James

Salary Continuation Agreement

1.7“Disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of disability insurance covering employees or directors of the Bank provided that the definition of “disability” applied under such insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration's or the provider's determination.

1.8“Early Termination” means Separation from Service before Normal Retirement Age except when such Separation from Service occurs within twenty-four (24) months following a Change in Control or due to death, Termination for Cause or Disability.

1.9“Effective Date” means January 1, 2013.

1.10 “Normal Retirement Age” means the Executive's age sixty-five (65).

1.11 “Normal Retirement Date” means the later of the Executive's Normal Retirement Age or Separation from Service.

1.12 “Plan Administrator” means the Board or such committee or person as the Board shall appoint.

1.13 “Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year.

1.14 “Schedule A” means the schedule attached to this Agreement and made a part hereof. Schedule A shall be updated upon a change in any of the benefits under Articles 2 or 3.

1.15 “Separation from Service” means termination of the Executive's employment with the Bank for reasons other than death or Disability. Whether a Separation from Service has occurred is determined in accordance with the requirements of Code Section 409A based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to

Bank of the James

Salary Continuation Agreement

the Bank if the Executive has been providing services to the Bank less than thirty-six (36) months).

1.16 “Specified Employee” means an employee who at the time of Separation from Service is a key employee of the Bank, if any stock of the Bank is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve (12) month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

1.17 “Termination for Cause” means Separation from Service for:

(a)	Gross negligence or gross neglect of duties to the Bank;
(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive's employment with the Bank; or
(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive's employment and resulting in a material adverse effect on the Bank.

Article 2

Distributions During Lifetime

2.1Normal Retirement Benefit. Upon Separation from Service after attaining Normal

Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is One Hundred Fifteen Thousand Dollars ($115,000).

2.1.2 Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing within ninety (90) days following the Normal Retirement Date. The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.2Early Termination Benefit. If Early Termination occurs, the Bank shall distribute to the

Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

Bank of the James

Salary Continuation Agreement

2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the vested Account Value as set forth on Schedule A determined as of the end of the Plan Year preceding Separation from Service. This benefit is determined by vesting the Executive in fifty percent (50%) of the Account Value at the end of the sixth Plan Year, and in an additional ten percent (10%) of said amount for each succeeding Plan Year thereafter until the Executive becomes one hundred percent (100%) vested in the Account Value.

2.2.2 Distribution of Benefit. The Bank shall distribute the benefit to the Executive in a lump sum within ninety (90) days following Separation from Service.

2.3Disability Benefit. If the Executive experiences a Disability prior to Normal Retirement

Age, the Bank shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1 Amount of Benefit. The annual benefit under this Section 2.3 is the Disability benefit set forth on Schedule A determined as of the end of the Plan Year preceding such Disability. This benefit is based on one hundred percent (100%) of the Account Value.

2.3.2 Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing within ninety (90) days following the Executive's Normal Retirement Age. The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.4Change in Control Benefit. If a Change in Control occurs followed within twenty-four

(24) months by Separation from Service prior to Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1 Amount of Benefit. The benefit under this Section 2.4 is one hundred percent (100%) of the Account Value as set forth on Schedule A determined as of the end of the Plan Year preceding Separation from Service.

2.4.2 Distribution of Benefit. The Bank shall distribute the benefit to the Executive in a lump sum within ninety (90) days following Separation from Service.

2.5Restriction on Commencement of Distributions. Notwithstanding any provision of this

Agreement to the contrary, if the Executive is considered a Specified Employee, the provisions of this Section 2.5 shall govern all distributions hereunder. If benefit distributions which would otherwise be made to the Executive due to Separation from Service are limited because the Executive is a Specified Employee, then such distributions shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the

Bank of the James

Salary Continuation Agreement

Executive in a lump sum on the first day of the seventh month following Separation from Service. All subsequent distributions shall be paid in the manner specified. The Bank shall pay an additional amount representing interest on the distributions which would have been made during such six (6) month period. Such amount shall be paid to the Executive on the first day of the seventh month following Separation from Service.

2.6Distributions Upon Taxation of Amounts Deferred. If, pursuant to Code Section 409A,

the Federal Insurance Contributions Act or other state, local or foreign tax, the Executive becomes subject to tax on the amounts deferred hereunder, then the Bank may make a limited distribution to the Executive in a manner that conforms to the requirements of Code section 409A. Any such distribution will decrease the Executive's benefits distributable under this Agreement.

2.7Change in Form or Timing of Distributions. For distribution of benefits under this

Article 2, the Executive and the Bank may, subject to the terms of Section 8.1, amend this Agreement to delay the timing or change the form of distributions. Any such amendment:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A;
(b)

must, for benefits distributable under Sections 2.1, 2.2 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the amendment is made.

Article 3

Distribution at Death

3.1Death During Active Service. If the Executive dies prior to Separation from Service, the

Bank shall distribute to the Beneficiary the benefit described in this Section 3.1. This benefit shall be distributed in lieu of any benefit under Article 2.

3.1.1 Amount of Benefit. The benefit under this Section 3.1 is One Million One Hundred Forty-One Thousand Three Hundred Thirty-Seven Dollars ($1,141,337).

3.1.2 Distribution of Benefit. The Bank shall distribute the benefit to the Beneficiary in a lump sum within ninety (90) days following the Executive's death. The Beneficiary shall be required to provide to the Bank the Executive's death certificate.

3.2Death During Distribution of a Benefit. If the Executive dies after any benefit

Bank of the James

Salary Continuation Agreement

distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts they would have been distributed to the Executive had the Executive survived.

3.3Death Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under this Agreement but dies prior to the date that commencement of said benefit distributions, the Bank shall distribute to the Beneficiary the same benefits to which the Executive was entitled prior to death, except that the benefit distributions shall be paid in the manner specified in Section 3.1.2 and shall commence within ninety (90) days following the Executive's death.

Article 4

Beneficiaries

4.1In General. The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Bank in which the Executive participates.

4.2Designation. The Executive shall designate a Beneficiary by completing and signing the

Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. If the Executive names someone other than the Executive's spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by the Executive's spouse and returned to the Plan Administrator. The Executive's beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator's rules and procedures. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive's death.

4.3Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4No Beneficiary Designation. If the Executive dies without a valid beneficiary

Bank of the James

Salary Continuation Agreement

designation, or if all designated Beneficiaries predecease the Executive, then the Executive's spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, any benefit shall be paid to the Executive's estate.

4.5Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall completely discharge any liability under this Agreement for such distribution amount.

Article 5

General Limitations

5.1Termination for Cause. Notwithstanding any provision of this Agreement to the contrary,

the Bank shall not distribute any benefit under this Agreement if the Executive's employment with the Bank is terminated by the Bank or an applicable regulator due to a Termination for Cause.

5.2Suicide or Misstatement. No benefit shall be distributed if the Executive commits suicide within two (2) years after the Effective Date, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Bank denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason.

5.3Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act. Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 U.S.C. 1828 and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments and any other regulations or guidance promulgated thereunder.

Bank of the James

Salary Continuation Agreement

Article 6

Administration of Agreement

6.1Plan Administrator Duties. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with this Agreement to the extent the exercise of such discretion and authority does not conflict with Code Section 409A.

6.2Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as the Plan Administrator sees fit, including acting through a duly appointed representative, and may from time to time consult with counsel who may be counsel to the Bank.

6.3Binding Effect of Decisions. Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

6.4Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the Plan

Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator.

6.5Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the Executive's death, Disability or Separation from Service, and such other pertinent information as the Plan Administrator may reasonably require.

6.6Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

Article 7

Claims And Review Procedures

7.1Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

Bank of the James

Salary Continuation Agreement

7.1.1 Initiation — Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

7.1.2 Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3 Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of this Agreement on which the denial is based;
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(d)	An explanation of this Agreement's review procedures and the time limits applicable to such procedures; and
(e)	A statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial as follows:

7.2.1 Initiation — Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator's notice of denial, must file with the Plan Administrator a written request for review.

7.2.2 Additional Submissions — Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies. of, all documents, records

Bank of the James

Salary Continuation Agreement

and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

7.2.3 Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4 Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5 Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of this Agreement on which the denial is based;
(c)

A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits; and

(d)	A statement of the claimant's right to bring a civil action under ERISA Section 502(a).

Article 8

Amendments and Termination

8.1Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law.

8.2Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Bank and the Executive. The benefit shall be the Account Value as of the date this Agreement is terminated. Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon

Bank of the James

Salary Continuation Agreement

such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

8.3Plan Terminations Under Code Section 409A. Notwithstanding anything to the contrary in Section 8.2, if the Bank terminates this Agreement in the following circumstances:

(a)

Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of this Agreement and further provided that all the Bank's arrangements which are substantially similar to this Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such termination;

(b)

Upon the Bank's dissolution or with the approval of a bankruptcy court provided that the amounts deferred under this Agreement are included in the Executive's gross income in the latest of (i) the calendar year in which this Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)

Upon the Bank's termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Bank may distribute the Account Value, determined as of the date of the termination of this Agreement, to the Executive in a lump sum subject to the above terms.

Article 9

Miscellaneous

9.1Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

9.2No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank nor interfere with the Bank's right to discharge the Executive. It does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

Bank of the James

Salary Continuation Agreement

9.3Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement. The Executive acknowledges that the Bank's sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities. The Bank shall satisfy all applicable reporting requirements.

9.5Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Virginia, except to the extent preempted by the laws of the United States of America.

9.6Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors. Any insurance on the Executive's life or other informal funding asset is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

9.7Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm or person unless such succeeding or continuing bank, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such an event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor entity.

9.8Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10 Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Bank or Plan Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative act does not violate Code Section 409A.

9.11 Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any provision herein.

9.12 Validity. If any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

Bank of the James

Salary Continuation Agreement

9.13 Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the address below:

   Bank of the James

   828 Main Street

   Lynchburg, VA  24504

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive.

9.14 Deduction Limitation on Benefit Payments. If the Bank reasonably anticipates that the Bank's deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution from this Agreement is deductible, the Bank may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive's death) at the earliest date the Bank reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

9.15 Compliance with Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement.

EXECUTIVE: /S/ Michael A. Syrek MICHAEL A. SYREK	BANK BANK OF THE JAMES By: /S/ J. Todd Scruggs Title: EVP

BANK OF THE JAMES

Salary Continuation Agreement
Beneficiary Designation Form

[  ]New Designation

[  ]Change in Designation

I, MICHAEL A. SYREK, designate the following as Beneficiary under this Agreement:

Primary: ___________________________________________________________ ___________________________________________________________	___% ___%
Contingent: ___________________________________________________________ ___________________________________________________________	___% ___%

Notes:

•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.
•	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.
•	To name your estate as Beneficiary, please write “Estate of [your namel”.
•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Name:Michael Syrek

Signature:/S/  Michael A. SyrekDate:  1/29/13

Received by the Plan Administrator this  29  day of     January   ,2013

By: /S/J. Todd Scruggs

Title:  EVP

Salary Continuation Plan

Schedule A

Bank of the James

Lynchburg, VA

Michael A. Syrek

Values as of	Discount Rate	Benefit Level	Account Value	Early Voluntary Termination Payable At Separation from Service VestingLump Sum Benefit		Disability Payable upon Normal Retirement Age VestingAnnual Benefit		Change in Control Payable At Separation from Service VestingLump Sum Benefit		Pre-retirement Death Benefit Lump Sum Benefit
1/1/2013	0.00%	1,141,337	0	0%	0	100%	0	100%	0	1,141,337
12/31/2013	6.00%	1,141,337	22,104	0%	0	100%	8,779	100%	22,104	1,141,337
12/31/2014	6.00%	1,141,337	45,572	0%	0	100%	17,047	100%	45,572	1,141,337
12/31/2015	6.00%	1,141,337	70,488	0%	0	100%	24,836	100%	70,488	1,141,337
12/31/2016	6.00%	1,141,337	96,940	0%	0	100%	32,172	100%	96,940	1,141,337
12/31/2017	6.00%	1,141,337	125,023	0%	0	100%	39,081	100%	125,023	1,141,337
12/31/2018	6.00%	1,141,337	154,839	50%	77,419	100%	45,590	100%	154,839	1,141,337
12/31/2019	6.00%	1,141,337	186,493	60%	111,896	100%	51,720	100%	186,493	1,141,337
12/31/2020	6.00%	1,141,337	220,100	70%	154,070	100%	57,494	100%	220,100	1,141,337
12/31/2021	6.00%	1,141,337	255,780	80%	204,624	100%	62,933	100%	255,780	1,141,337
12/31/2022	6.00%	1,141,337	293,661	90%	264,295	100%	68,055	100%	293,661	1,141,337
12/31/2023	6.00%	1,141,337	333,877	100%	333,877	100%	72,880	100%	333,877	1,141,337
12/31/2024	6.00%	1,141,337	376,575	100%	376,575	100%	77,425	100%	376,575	1,141,337
12/31/2025	6.00%	1,141,337	421,906	100%	421,906	100%	81,706	100%	421,906	1,141,337
12/31/2026	6.00%	1,141,337	470,032	100%	470,032	100%	85,738	100%	470,032	1,141,337
12/31/2027	6.00%	1,141,337	521,127	100%	521,127	100%	89,536	100%	521,127	1,141,337
12/31/2028	6.00%	1,141,337	575,374	100%	575,374	100%	93,113	100%	575,374	1,141,337
12/31/2029	6.00%	1,141,337	632,966	100%	632,966	100%	96,482	100%	632,966	1,141,337
12/31/2030	6.00%	1,141,337	694,110	100%	694,110	100%	99,656	100%	694,110	1,141,337
12/31/2031	6.00%	1,141,337	759,026	100%	759,026	100%	102,645	100%	759,026	1,141,337
12/31/2032	6.00%	1,141,337	827,946	100%	827,946	100%	105,461	100%	827,946	1,141,337
12/31/2033	6.00%	1,141,337	901,116	100%	901,116	100%	108,113	100%	901,116	1,141,337
12/31/2034	6.00%	1,141,337	978,799	100%	978,799	100%	110,611	100%	978,799	1,141,337
12/31/2035	6.00%	1,141,337	1,061,274	100%	1,061,274	100%	112,964	100%	1,061,274	1,141,337
11/30/2036	6.00%	1,141,337	1,141,337	100%	1,141,337	100%	115,000	100%	1,141,337	1,141,337